99.1
Press Release
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234 USA
Celanese Develops Advanced Technology for Production of Industrial–Use Ethanol

Manufacturing Capability Planned for China and U.S.

DALLAS (Nov. 9, 2010) – Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced its intention to construct manufacturing facilities in China and the U.S. to utilize recently-developed advanced technology for the production of ethanol for chemical applications and other industrial uses. Celanese’s innovative process technology builds on the company’s industry-leading acetyl platform and integrates new technologies to produce ethanol using basic hydrocarbon feedstocks.

“We are very excited about our technology advancement as it allows us to address growing global demand for ethanol in industrial applications,” said Dave Weidman, chairman and chief executive officer.  “The company has successfully integrated newly-developed technologies with elements of our proprietary advanced acetyl platform to provide an economically-advantaged solution for global ethanol needs.”

Following necessary approvals, Celanese intends to construct one, and possibly two, industrial ethanol complexes in China to serve the fast-growing Asia region. Initial annual production capacity of each complex is expected to be approximately 400,000 tons. The company could begin industrial ethanol production within 30 months after project approvals. Current chemical application demand for ethanol in China is approximately 3 million tons annually and is expected to grow between 8% and 10% per year. Celanese’s technology allows capacity to be more than doubled at significantly less than the original investment to meet future demand. The China units would utilize coal as the primary raw material.

Celanese also intends to build an approximately 40,000 ton industrial ethanol production unit at its Clear Lake, Texas, facility for either internal use or merchant demand. The unit will also support continuing technology development efforts over the next several years. Following approvals, construction of the unit is anticipated to begin in mid-2011 and to be completed by the end of 2012. The Clear Lake facility would utilize natural gas as its primary raw material.

Weidman also said: “While we are focusing on industrial uses at this time, we are also exploring opportunities to apply this technology to fuel ethanol applications in regions where the commercial environment is supportive.”

Ethanol’s uses in chemical and industrial applications include the manufacture of paints, coatings, inks and pharmaceuticals.

Contacts:
Investor Relations	Media Relations
Andy Green	Gretchen Rosswurm
Phone: +1 972 443 4965	Phone: +1 972 443 4847
Telefax: +1 972 332 9373	Telefax: +1 972 443 8519
Andy.Green@celanese.com	Gretchen.Rosswurm@celanese.com

About Celanese

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information.  When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements are based upon current expectations and beliefs and various assumptions.  There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: market acceptance of our technology discussed above; the impact of technological developments and competition; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; unanticipated operational or commercialization difficulties, including failure of facilities or processes to operate in accordance with specifications or expectations; unavailability of required materials and equipment; changes in the price and availability of raw materials, commodities and supplies; the ability to pass increases in raw material prices and other costs on to customers; the ability to achieve the anticipated cost structure; growth in demand for products produced from our technology in certain industries or geographic regions; compliance and other costs and potential disruption of production due to accidents or other unforeseen events or delays in construction of facilities; adoption of new or different industry or regulatory standards; ability of third parties, including our commercial partners or suppliers, to comply with their commitments to us; changes in the degree of intellectual property and other legal protection afforded to our products and processes; and various other factors discussed in the company’s annual and quarterly reports with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Celanese® is a registered trademark of Celanese Corporation.